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                                EXHIBIT 10(h)


                          FLEET FINANCIAL GROUP, INC.

                       1994 PERFORMANCE-BASED BONUS PLAN
                        FOR THE NAMED EXECUTIVE OFFICERS

Overview

     The 1994 performance-based bonus plan (the "Bonus Plan") for the Named Executive Officers of Fleet Financial Group, Inc. (the "Corporation") supports the Corporation's objective of paying for performance which increases shareholder value by providing for a maximum bonus award, which award may be reduced at the discretion of the Compensation Committee of the Board of Directors of the Corporation, or any successor committee (the "Committee"), based solely on the Corporation's yearly financial performance as measured by Return on Equity ("ROE") and Net Income, as adjusted for extraordinary charges and changes in Generally Accepted Accounting Principles ("GAAP").

Committee

     The Committee shall consist of three or more members of the Board of Directors, each of whom shall be an "outside" director as such term is defined in Rule 1.162-27 (now in effect or as amended) of the Internal Revenue Code of 1986, as amended. The Committee shall certify to the attainment of the performance goals set forth herein prior to any payments made pursuant to the Bonus Plan. The Committee shall have the right, in its sole discretion, to reduce any bonus awards payable under the Bonus Plan.

Eligibility

     The Chief Executive Officer and any other employee of the Corporation who is named as a Named Executive Officer in the Corporation's most recent proxy statement ("Other Named Executives") are eligible to participate in the Bonus Plan.

Formula for Bonus Pool

     a. Chief Executive Officer

     If the Corporation's ROE in any year equals 15%, then the maximum amount payable under the Bonus Plan to the Chief Executive Officer shall be .24% of Net Income. For each .5% increase in ROE over 15%, the percentage of Net Income payable to the Chief Executive Officer as a bonus shall increase by .005%. Conversely, for each .5% percentage decrease in ROE from 15%, the percentage of Net Income payable to the Chief Executive Officer shall decrease by .005%. No bonus shall be payable under the Bonus Plan to the Chief Executive Officer if the Corporation's ROE is less than 10%.

     b. Other Named Executives

     If the Corporation's ROE in any year equals 15%, then the maximum amount payable under the Bonus Plan to any one of the Other Named Executives shall be .12% of Net Income. For each .5% increase in ROE over 15%, the percentage of Net Income payable under the Bonus Plan to any one of the Other Named Executives as a bonus shall increase by .0025%. Conversely, for each .5% percentage decrease in ROE from 15%, the percentage of Net Income payable to any one of the Other Named Executives shall decrease by .0025%. No bonus shall be payable under the Bonus Plan to any of the Other Named Executives if the Corporation's ROE is less than 10%.

Effect of Acquisitions/Unusual Earnings Impact

     If the Corporation makes a major strategic acquisition during the year which reduces ROE or Net Income, the calculation of ROE and Net Income for purposes of calculating the bonus amounts payable under the Bonus Plan shall exclude the effect of such acquisition. In addition, ROE and Net Income may be adjusted for extraordinary charges and changes in GAAP.

Miscellaneous

     In no event shall the cost of the Bonus Plan exceed more than 10% of the Corporation's annual average income before taxes for the preceding five years.